Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)


                                          Three Months Ended  Six Months Ended
                                              June 30,           June 30,
                                           2004     2003       2004     2003

Earnings (loss):
 Earnings (loss) before income taxes       $  6      $ (75)   $(160)   $(1,118)

 Add: Total fixed charges (per below)       441        434      876        871

 Less:  Interest capitalized                 20         18       38         37

Total earnings (loss) before income taxes  $427      $ 341     $678     $ (284)

Fixed charges:
 Interest, including interest capitalized  $205      $ 181     $406     $  364

 Portion of rental expense
  representative of the interest factor     221        241      441        485

 Amortization of debt expense                15         12       29         22
    Total fixed charges                    $441      $ 434     $876     $  871

Coverage deficiency                        $ 14      $  93     $198     $1,155